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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related prospectuses of Computer Associates International, Inc. for the registration of $575,000,000 6 1/4% Senior Notes due 2003, $825,000,000 6 3/8% Senior Notes due 2005 and $350,000,000 6 1/2% Senior
Notes due 2008 and to the incorporation by reference therein of our report dated May 19, 1998, with respect to the consolidated financial statements and schedule of Computer Associates International, Inc. included in its Annual Report on Form 10-K for the year ended March 31, 1998, filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

July 1, 1998

New York, New York